                                                                  EXHIBIT (6)(c)


                   [CONTINENTAL ASSURANCE COMPANY LETTERHEAD]


                                                         GP-
                                                            --------------------

agrees, in accordance with and subject to the provisions hereinafter. contained, to make such payments to each Participant, Beneficiary, and contingent annuitant thereof, who may be entitled thereto as herein provided.

ILLINOIS STATE BANK OF CHICAGO, TRUSTEE FOR SELF EMPLOYED MASTER RETIREMENT
PLANS

                                 Contractholder

This Contract is issued in consideration of the Application herefor, a copy of which is attached to and made a part of this Contract, and of the application by the Contractholder of the deposits hereinafter provided. It provides for
investment in Separate Account (B), and supplements           which provides for
fixed-value retirement reserves and for the purchase of fixed value retirement benefits and which shall hereinafter be referred to as the "Companion Contract."

Certain annuity benefits may be payable hereunder as Variable Annuities. Future payments under Variable Annuities will fluctuate depending on investment income and changes in market value of common stocks held hereto. For a particular annuity of this type, subsequent payments may be higher or lower than initial payments.

This Contract shall be effective at the Contractholder's address at 12:01 A.M.
Standard Time from the                          day of
hereinafter called the Effective Date.

The provisions hereinafter set forth on the following pages are hereby made a part of this Contract.

IN WITNESS WHEREOF, the Continental Assurance Company has caused this Contract
to be executed this                          day of                   .



/s/ THOMAS R. IRGLESKI                       /s/  E. J. NOHA
Corporate Secretary                          Chairman of the Board


                        Group Variable Annuity Contract
                    HR-10 Variable Value With Death Benefits
                       Investment in Separate Account (B)
                               Non-Participating



L-500-386

                                     PART I

                       DEFINITIONS, BENEFITS AND OPTIONS

1.1 DEFINITIONS

    The following terms shall have the meanings indicated, wherever used in this Contract.

    (a) Anniversary Date - A yearly anniversary of the Effective Date, including where applicable the Effective Date itself.

    (b) Beneficiary - The person or persons designated in accordance with this Contract, to receive any death benefit which shall become payable hereunder, other than a contingent annuitant.

    (c) Contract Year - The period of twelve months commencing with an Anniversary Date.

    (d)   Contractholder - As listed on the face page hereof.

    (e) Effective Annuity Date - The actual date of commencement of an annuity benefit hereunder for a Participant, which shall be any first day of the month permitted by the Plan and designated in advance by the Participant in writing.

    (f) Fixed Annuity - A series of monthly retirement payments under the Companion Contract in an unchanging amount, fully guaranteed by the Company.

    (g) Individual Account - The interest of any Participant in Separate Account (B) consisting of the value of the Accumulation Units attributable to contributions made hereto by the Participant, or on his behalf, or both.

    (h) Normal Annuity Form - The form of annuity payment specified under the Plan as normally applicable.

    (i) Participant - An Employee of the Employer, or self-employed person who is the Employer or a partner in the Employer, who currently meets the eligibility requirements of the Plan for participation thereunder.

    (j) Plan - The master plan or prototype adopted by the Employer as defining eligibility for and benefits under the Employer's retirement program.

    (j.1) Employer - The entity or organization, the eligible employees of which are Participants under this Contract.

    (k) Separate Account or Separate Account (B) - The assets of the Company in a segregated investment Account, titled "Continental Assurance Company Separate Account (B)", established by the Company.

    (l) Valuation Date - Any day on which the Company's Home Office is open for business and on which the New York Stock Exchange is open.

    (m) Variable Annuity - A series of monthly retirement payments under this Contract in amounts varying from time to time in accordance with actual investment results on the assets held thereto.

1.2 GENDER AND NUMBER

    The masculine gender in this Contract includes the feminine except where otherwise indicated by the context, and the singular number shall to the same extent include the plural.

1.3 DETERMINATION OF BENEFITS

    All benefits for a Participant under this Contract shall be related to the value from time to time of his Individual Account as computed by the Company in the manner hereinafter provided. The size of a Participant's Individual Account hereunder will depend on the amount of funds transferred to it in accordance with the Plan, and the subsequent investment experience thereon, as hereinafter provided.

1.4 RETIREMENT BENEFIT

    A Participant shall be entitled to have provided under this Contract, a monthly Variable Annuity on the Normal Annuity Form, commencing at his Effective Annuity Date, and in an amount purchasable by his Individual Account when applied to the proper settlement rate table contained in Part IV of this Contract. Provided, that the initial monthly payment must be at least $20.00 in amount; if this condition cannot be met on the Normal Form, nor under any annuity option which the Participant is willing to elect, the value of the Participant's Individual Account shall, at the option of the Participant, be paid in a lump sum, or be transferred to the Companion Contract for payment in accordance with its terms.

1.5 ANNUITY OPTIONS

    A Participant may select any annuity option under this Contract if permitted by the Plan, and make changes therein, at any time, up to 30 days prior to the Effective Annuity Date. The amount of the annuity payable under such an option shall be determined by the Company from the amount of the Participant's Individual Account from the tables in Part IV. No such option may in any event be elected unless the first payment would be at least $20.00 in amount. Other conditions of payment applicable to each such option shall be set by the Company, and described in the annuity certificate. The following annuity options are provided under this Contract.

    (1) Life Ten Years Certain - A monthly income payable for life, with the guarantee that if death should occur PRIOR to the payment of 120 installments, the remainder at the current payment level will be discounted at the reserve interest rate, and paid to the Beneficiary in a single sum. (This option will be the "Normal Annuity Form", or automatic option if the Plan does not specify otherwise.)

    (2) Life Five Years Certain - A monthly income payable for life with a guarantee similar to that under the ten year certain form, but extending for five years from retirement.

    (3) Life Without Refund - A monthly income payable for the life of the Participant only, in a higher amount than would be the case if there were a guaranteed number of payments.

    (4) Joint and Survivor - A monthly income payable to the Participant for his life, and continued in the same number of Annuity Units after his death to a contingent annuitant, named at retirement, for the balance of the contingent annuitant's life.

    (5) Fixed Installments - A level monthly income of a stipulated dollar amount, payable until the sum applied is exhausted.

    (6) Fixed Period - A variable monthly income payable over a predesignated period of years, from one to twenty.

          No option may be elected which has a certain period longer than the life expectancy of the Participant or the joint lives of the Participant and his spouse at the Effective Annuity Date on the basis of the mortality table used to determine the annuity payments.

          When the Plan provides for a qualified joint and survivor annuity as defined in the Employees' Retirement Income Security Act of 1974, the automatic annuity form under the Contract for each participant to whom such provision is applicable shall be an annuity for the life of the Participant with a survivor annuity for the life of his spouse which is not less than one-half, nor greater than, the amount of the annuity payable during the joint lives of the Participant and his spouse and which is the actuarial equivalent of a single life annuity for the life of the Participant.

1.6 DEATH OF PARTICIPANT

    On the death of a Participant prior to retirement, the value of his Individual Account on the Valuation Date next following the date written notice of the death is received in the Home Office of the Company shall be payable to his Beneficiary by the Company in a single sum.

    By written instructions for settlement, a Participant may elect to have the whole or any part of the death benefit paid to a Beneficiary under any of the retirement options in Section 1.5 above. Each monthly payment to be determined on the basis of the rates shown in the Tables in Part IV for the option elected, considering the Beneficiary to be one year younger than in actuality, as of the birthday nearest the Participant's death. Provided, however, that if such amount would provide less than $20.00 per month, it shall nevertheless be paid in a single sum. If no such election is in force at the time of the Participant's death, such election may be made by, but only for the benefit of, such Beneficiary.

1.7 OTHER TERMINATION

    On a termination of participation hereunder by a Participant other than through death or retirement, the Participant may elect any one of the following options, subject, however, in each case to the conditions and restrictions in the Plan.

    (1) Cash Settlement

        The value of the Participant's Individual Account on the Valuation Date written election of such option is received in the Home Office of the Company will be paid to him by the Company in a single sum.

    (2) Accumulation

        The Participant may allow his Individual Account to remain under the Contract, without further contributions, and with continued full participation in the investment experience hereof, for later payment in a lump sum on written election thereto, or (if at least $20.00 a month initially) as an annuity. Provided, that this option shall be available only if at the effective date of termination, the value of the Individual Account is not less than $2,000.00.

    (3) Transfer

        The Participant may have the value of his Individual Account transferred to the Companion Contract, for retention thereunder according to its terms. If the Plan limits the Participant to accumulation to a later retirement age, and the value of his Individual Account is less than $2,000.00 on the next following Valuation Date, such value shall be transferred by the Company to the Companion Contract, for retention or payment in accordance with its terms and the terms of the Plan.

In the event no election is received from a Participant on termination of participation, Option (2) shall be automatic, unless the value of the Individual Account is beneath the minimum, in which event the Company may apply the transfer option.

If a portion of a Participant's Individual Account shall not be vested on termination of employment, the value thereof shall be transferred to the Companion Contract, and held by the Company thereunder for later application to reduce subsequent contributions of the Employer.

1.8 PLAN AND TRUST

    The Company shall not be a party to the Plan, nor shall it be a party to any Trust which the Employer may, pursuant to the Plan, enter into under any Agreement of Trust. The Company shall be entitled to rely on the statements of the Employer relative to the terms of the Plan, without incurring any liability other than as specifically assumed under this Contract. The Company shall not be required without its written consent to recognize an amendment to the Plan or Trust which might act to increase its liability hereunder.

1.9 COMMITTEE

    The general operation of Separate Account (B) shall be subject to periodic review by a Committee, elected by the Participants hereunder, together with Participants under similar contracts with the Company. The terms and conditions of the Committee's supervision over Separate Account (B) is set forth in a Management Agreement between the Company and Separate Account
    (B).

    In the event that the Participants under the Separate Account shall, through vote of a majority at interest, authorize the Committee to institute a change in the Management Agreement, any modification of this Contract required by the change shall be automatic and accomplished by appropriate endorsement.

2.1 APPLICATION

    The Contractholder shall, on the written election by a Participant, made in proper form, direct the Company to place some or all of the contributions made for the Participants placed in Separate Account (B) maintained by the Company, in lieu of being retained under the Companion Contract, subject to the provisions of the Contracts and the Plan. All assets deriving from a contribution placed under this Contract shall, from the next following Valuation Date, be subject to the special provisions of this Part II, as long as those assets remain in Separate Account (B).

2.2 TRANSFERS TO SEPARATE ACCOUNT (B)

    Current contributions or portions thereof which are designated by the Contractholder for investment in Separate Account (B) shall be transferred from the Companion Contract to the Separate Account as of the Valuation Date following receipt. Provided, that the Company shall not be required to make such transfer unless the Contractholder shall have furnished the Company with a detailed list of such contributions showing allocations among the Participants to which such contributions relate. The minimum single contribution allocable to a Participant shall be $10.00.

2.3 ACCUMULATION UNITS

    The assets of Separate Account (B) shall, for accounting purposes, be apportioned among equal units which shall be known as Accumulation Units. The interest of this Contract in Separate Account (B), and in the net earnings, and gains and losses, realized and unrealized, in Separate Account
    (B) shall be proportionate to the number of Accumulation Units credited hereto, compared to the total number of Accumulation Units then outstanding.

    The monetary value of an Accumulation Unit shall be defined arbitrarily as $1.00000 on June 30, 1966. The monetary value on each subsequent Valuation Date shall be found as hereinafter provided.

    The Company shall credit to this contract on account of each allocation made hereunder to the Separate Account, that number of Accumulation Units which the percentage of such allocation remaining after deduction of the following charge will purchase at the fair value of an Accumulation Unit on the Valuation Date of Allocation. A charge equal to the following percentage of each allocation shall not be placed in the Separate Account, but shall be held by the Company as part of its regular nonparticipating assets for present and future expenses hereto and for surplus and contingencies: 8.5%

    The value of each Individual Account under this Contract shall be measured by the number of Accumulation Units held to the credit of that Individual Account. The Company may maintain records of the Accumulation Units credited to each Individual Account, with the totals for all Individual Accounts hereunder being equal to the interest of this Contract in Separate Account
    (B). (For this purpose, Accumulation Units previously transferred to the Variable Annuity Account, to be defined, shall be excluded.)

    The Company may, by prior agreement with the Contractholder, make certain charges per Individual Account for accounting and administrative services. Any such charges shall be withdrawn from the Individual Accounts as due and transferred by the Company to its regular non-participating assets.

2.4 THE SEPARATE ACCOUNT

    All assets of the Separate Account are owned by the Company and the Company shall not be, nor hold itself out to be, a trustee with respect to such assets. The assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be charged with liabilities arising out of any other business the Company may conduct.

2.5 VALUE OF ACCUMULATION UNITS

    The value of an Accumulation Unit on any Valuation Date is equal to the net asset value of the Separate Account divided by the number of Accumulation Units outstanding. The net asset value of the Separate Account is the market value of all securities and other assets, less liabilities of the Separate Account. Any income tax payable by the Company with respect to the assets of the Separate Account may be included with other liabilities in determining net asset value.

    Deductions will be made by the Company from the Separate Account for investment advisory fees and other charges and expenses under agreements between the Company and the Separate Account which are approved by the vote of a majority of the Participants in accordance with the Investment Company Act of 1940 as amended and which are described in current prospectuses for the Separate Account.

2.6 NUMBER OF ACCUMULATION UNITS

    The number of Accumulation Units credited to an Individual Account is determined by dividing the current contribution (less the percentage charge stated in Section 2.3) applicable to that Individual Account by the dollar value of an Accumulation Unit as of the date the contribution is applied.

2.7 TRANSFERS TO AND FROM COMPANION CONTRACT

    The Contractholder may, through written direction received by the Company, have any portion of the interest of this Contract in Separate Account (B) transferred to the Group Annuity Fund under the Companion Contract, provided that assets credited to the Variable Annuity account shall not be transferable, and that such transfers shall be subject to the prior consent of the Company.

     Transfers of sums to this Contract from the Companion Contract may be made on termination of that Contract, and may be made otherwise prior to the Effective Annuity Date under special circumstances with the consent of the Company.

2.8  TERMINATION OF SEPARATE ACCOUNT PARTICIPATION

     The Contractholder may, as of any Valuation Date, through written notice received by the Company at least ten days before such date, elect to terminate participation of this Contract in Separate Account (B). Participation of the Contract in Separate Account (B) shall terminate automatically on the Valuation Date next following termination of the Companion Contract. Participation of the Contract in Separate Account (B) shall be immediately terminated on any finding by the District Director of the Internal Revenue that the annuity benefits hereunder do not meet the requirements of Section 401 of the Internal Revenue Code. On termination, each Participant shall have the same options with respect to his Individual Account as are provided in Section 1.7 of Part I on termination of participation at the election of the Participant, except that the "accumulation" option shall not be available if termination was due to tax disqualification.

2.9  VARIABLE ANNUITIES

     Variable Annuities may be provided eligible Participants from the interest of this Contract in Separate Account (B), subject to the other provisions of this Contract. Accumulation Units held as reserves for such Variable Annuities shall be separated by the Company from those held for future benefits of actively employed Participants, and credited to a Variable Annuity account. (This account shall also be credited with reserves for Variable Annuities provided under all other similar contracts issued by the Company, with all such reserves held in common.) The Company shall guarantee the mortality and future expense factors of Variable Annuities hereunder, but the investment element shall be directly related to the fair value from time to time of the Accumulation Units in the Variable Annuity account.

2.10 ANNUITY UNITS

     The amount of a Variable Annuity shall be measured in Annuity Units. The number of Annuity Units applicable to each such annuity shall be fixed at the Participant's Effective Annuity Date, and shall not change thereafter, unless the annuity shall be of such a form that the amount would change on the same circumstance if the annuity were a Fixed Annuity.

     The monetary value from time to time of an Annuity Unit shall depend on the current value of an Accumulation Unit, after an adjustment to reflect the annuity reserve interest rate. The monetary value of an Annuity Unit shall be defined arbitrarily at $1.00000 on January 1, 1966. On each succeeding first day of the month, the current monetary value of an Annuity Unit shall be found by multiplying the value as of the first day of the preceding month by the following factor:

        Monetary Value of an Accumulation Unit at end of previous month
        ---------------------------------------------------------------
                   1
                  --
           (1.035)12 Monetary Value of an Accumulation Unit at end of second preceding month

     The ratio of such values of Accumulation Units (without the interest adjustment) shall be referred to as the "investment rate" for the month in question. The monetary value of each Annuity Unit shall be computed to the nearest thousandth of a cent.

2.11 PURCHASE OF VARIABLE ANNUITIES

     As of the Valuation Date immediately prior to a Participant's Effective Annuity Date, the number of Accumulation Units in a Participant's Individual Account shall be withdrawn by the Company from the account representing the regular interest of the Contract in Separate Account (B) and credited by the Company to the Variable Annuity account. A Participant's initial annuity payment shall then be determined by multiplying the value of his Individual Account in units of $1,000.00 as determined on the immediately preceding Valuation Date by the appropriate settlement option rate contained in Part IV of this Contract. The Participant's Variable Annuity shall then be translated into a permanent, fixed number of Annuity Units by dividing the initial annuity payment in dollars by the monetary value of an Annuity Unit on the Effective Annuity Date, with the result computed to the nearest one hundredth of a unit.

2.12 PAYMENT OF VARIABLE ANNUITIES

     Each Variable Annuity shall be paid to the Participant by the Company on the continuously varying basis previously defined. Prior to the due date of each Variable Annuity payment, the Company shall determine the monetary amount to be then payable by multiplying the number of Annuity Units provided by the Variable Annuity, by the monetary value of an Annuity Unit as of the first day of the previous month, and taking the product to the nearest cent.

     The Company shall guarantee the continued payment in full of the Annuity Units on each Variable Annuity under this Contract, for the payment period of the form of annuity involved. Not less frequently than once annually, the Company shall make a valuation of all Variable Annuities in course of payment hereunder. Any sum in excess of required reserves for future benefits may be removed by the Company from Separate Account (B) and added to its non-participating surplus of the required sum from its general nonparticipating surplus to Separate Account (B) for crediting to the Variable Annuity account of this Contract.

2.13 SINGLE SUM SETTLEMENTS UNDER VARIABLE ANNUITIES

     In the event that remaining guaranteed payments become payable in a single sum to a Beneficiary, the amount of the payment shall be found by first obtaining the single sum in terms of Annuity Units, by multiplying the amount of the annuity in Annuity Units, and the present value factor at 3-1/2% per annum compound interest. The monetary amount of the settlement will then equal the amount in Annuity Units times the monetary value of an Annuity Unit on the first day of the month just preceding the date of settlement.

2.14 TRANSFER FROM COMPANY

     The Contractholder shall have the right to transfer away from the Company, in one sum on any Valuation Date, the entire interest of the Contract in Separate Account (B), excepting only funds held for terminated and retired Participants. In this event, the Company may deduct from the funds prior to transfer, a sum not greater than 2% thereof.

2.15 TERMINATION OF MANAGEMENT AGREEMENT

     In the event that the Committee, pursuant to the provisions of the Management Agreement between the Company and Separate Account (B), shall terminate the Management Agreement, the Company shall proceed as follows with respect to the interest of the Contractholder and Participants in Separate Account (B). All assets of Separate Account (B) shall be immediately liquidated by the Company. The values of the Individual Accounts of all Participants who have not retired, shall be paid to those Participants by the Company as soon as practicable thereafter. Provided, that each such Participant shall have the option of requesting that his share in the proceeds be transferred to the Companion Contract (if being continued) or to a regular nonparticipating department of the Company, for application to provide a deferred fixed annuity. The equitable shares in the proceeds of the Variable Annuity account shall be transferred by the Company to its regular non-participating department, and applied to provide fixed annuities to all retired Participants, in the same form, and on the same actuarial reserve bases as the Variable Annuities then in effect for the retired Participants. To the extent permitted by the proceeds from liquidation, the amount of each fixed annuity shall be the same as the last variable payment received under it.

                                    PART III

                               GENERAL PROVISIONS

3.1 ASSIGNMENT OF BENEFITS

     The interest of either a Participant or a Beneficiary under this Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than the Company. Such interest, benefits and payments shall not be subject to any legal process to levy upon or attach the same, for payment of any claim against any Participant or Beneficiary.

3.2 CERTIFICATES

     When a Participant becomes entitled to an annuity benefit hereunder, the Company will issue an individual certificate to the annuitant describing the benefit.

3.3 ENTIRE CONTRACT

     The Contract and the Application, a copy of which is attached hereto, shall constitute the entire contract between the parties with respect to Separate Account (B) and Variable Annuities.

3.4 FACILITY OF PAYMENT

     In the event that the Company deems the recipient of any payment hereunder to be legally incompetent, the Company shall have the right, in settlement of full liability thereto, to make the payment to such guardian, relative or other person who, in the Company's opinion, is contributing toward the support of the recipient.

     If a benefit is due on the death of a Participant, and no Beneficiary shall be named, or if the named Beneficiary shall not survive, the Company may, in full discharge of its liability, pay such benefit to any one or more of surviving spouse, parents, children, brother or sister.

3.5 INCLUSION OF ADDITIONAL UNITS

     The Contractholder may, with the permission of the Company, include additional divisions, subsidiaries or other units under the control of the Contractholder, effective from any Anniversary Date.

3.6  INFORMATION

     The Contractholder shall furnish the Company in writing at its Home Office with the names and other data reasonably necessary for the administration of this Contract, and shall notify the Company of all changes affecting this Contract promptly in writing at its Home Office. The Company shall have no liability for the payment of any benefit with respect to which the Contractholder or a Participant has refused to furnish required information or to submit necessary forms.

3.7  MISSTATEMENTS AND ERRORS

     If the date of birth or other information affecting the amount of a benefit or premium is determined by the Company to have been misstated, adjustments shall be made by the Company so as to conform with the true facts. If the amount of an annuity has been understated, a single sum shall be paid to the annuitant equal to the total in dollars of the errors in annuity payments made; if an overstatement, annuity payments shall be suspended until the overpayment in dollars is recovered.

3.8  MODIFICATION OR AMENDMENT

     This Contract cannot be modified or amended, nor its provisions waived or extended, in any respect, except with the written consent of the Company, in compliance with the laws of the state in which this Contract is issued. Such written consent must be signed by the President, a Vice-President, the Secretary or an Assistant Secretary of the Company whose authority will not be delegated.

     With the written consent of the Company, the Contractholder may, at any time and from time to time, amend this Contract in any respect, without the consent of any Participant; provided that no such amendment shall deprive the Participant of any right to benefits accrued under this Contract as of the effective date of such amendment. The Company may amend the Contract to conform to applicable Federal or State laws or regulations or to changes in the operation of the Separate Account which have been approved by vote of the Participants or by the Separate Account Committee.

3.9  NON-PARTICIPATING

     This Contract is non-participating and shall be held with the other non-participating business of the Company.

3.10 PROOF OF AGE

     Notwithstanding the other provisions of this Contract, no annuity shall be paid unless and until proof of date of birth for the Participant has been submitted to and accepted by the Company.

3.11 RESERVES

     Reserves for Variable Annuities shall be computed on the Group Annuity Table for 1951 adjusted and projected, with interest at three and one-half per cent per annum.

3.12 REVISION OF RATES

     The Company reserves the right to revise the annuity premiums herein or to change the deduction made from new allocations, subject to the following provisos. No revisions shall be made with respect to annuities in course of payment, nor shall any revisions be made with respect to the deduction from allocation of Participants who are covered during the first five contract years. No revision in premium rates shall be made with respect to Participants born prior to January 1, 1907. Further, the Company guarantees that the rates applicable to other Participants covered in the first five contract years shall not exceed the rates resulting from the following modifications of those of Table 4.1:

For Participants Born in Period            Adjustment
-------------------------------            ----------
1-1-07 to 12-31-16, inclusive              Rate down one year in age.
1-1-17 to 12-31-26      "                  Rate down two years in age.
1-1-27 and later                           Rate down three years in age.

     Notwithstanding the foregoing, the Company does not in any event guarantee the annuity rates of this Contract with respect to any funds which the District Director of Internal Revenue finds not to meet the requirements of
     Section 401 of the Internal Revenue Code.

3.13 SETTLEMENTS ON DEATH

     Each Participant shall name a Beneficiary, with respect to any benefit payable hereunder on the death of the Participant. Designations of Beneficiary shall be made in writing, and shall be held by the Employer, except for those to be applicable after the retirement of a Participant, which shall be filed with the Company, in a form satisfactory to the Company.

     A Participant may change a designation of Beneficiary at any time through a similar procedure. Provided that if a change is required to be filed with the Company, then on filing it shall relate back to and take effect as of the date signed, without prejudice to the Company on account of any payments made by it before receipt of such request.

3.14 ANNUAL REPORTS

     The Company will furnish the Contractholder hereunder not less frequently than annually a statement in writing as to the current value of all Individual Accounts under this Contract.

                                     PART IV

                                    TABLE 4.1

          Initial Monthly Incomes Provided by Application of $1,000 at
                             Effective Annuity Date

        Option 1 (Normal Form) -- Payable for 10 Years Certain and Life
        ---------------------------------------------------------------


Retirement                  Initial Monthly Income
  Age                     Male               Female
----------               ------             ---------
    55                   $ 5.29             $   4.73
    56                     5.40                 4.82
    57                     5.51                 4.92
    58                     5.64                 5.02
    59                     5.76                 5.13

    60                     5.90                 5.24
    61                     6.04                 5.36
    62                     6.19                 5.49
    63                     6.34                 5.62
    64                     6.50                 5.76

    65                     6.66                 5.91
    66                     6.83                 6.07
    67                    .7.01                 6.23
    68                     7.19                 6.40
    69                     7.37                 6.58

    70                     7.55                 6.76
    71                     7.73                 6.95
    72                     7.91                 7.14
    73                     8.09                 7.34
    74                     8.27                 7.53

    75                     8.44                 7.72

Age is age attained on birthday nearest to Effective Annuity Date. These rates are guaranteed for all annuity purchases under the Contract for Participants born prior to January 1, 1907, and for other Participants subject to the provisions of Section 3.12.

The above rates are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the rates shall be adjusted by the amount of tax.

                                     PART IV

                                    TABLE 4.2

          Initial Monthly Incomes Provided by Application of $1,000 at
                             Effective Annuity Date

                 Option 2 - Payable for 5 Years Certain and Life
                 -----------------------------------------------

Retirement               Initial Monthly Income
  Age                    Male               Female
----------             ------               ------
  55                   $ 5.40               $4.82
  56                     5.51                4.86
  57                     5.64                4.96
  58                     5.78                5.07
  59                     5.93                5.19

  60                     6.09                5.31
  61                     6.26                5.45
  62                     6.44                5.59
  63                     6.63                5.74
  64                     6.84                5.90

  65                     7.05                6.07
  66                     7.28                6.26
  67                     7.53                6.45
  68                     7.79                6.67
  69                     8.06                6.89

  70                     8.35                7.14
  71                     8.66                7.40
  72                     8.99                7.69
  73                     9.33                7.98
  74                     9.69                8.30

  75                    10.07                8.65


Age is age attained on birthday nearest to Effective Annuity Date. These rates are guaranteed for all annuity purchases under the Contract for Participants born prior to January 1, 1907, and for other Participants subject to the provisions of Section 3.12.

The above rates are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the rates shall be adjusted by the amount of tax.

                                     PART IV

                                   TABLE 4.3

           Initial Monthly Incomes Provided by Application of $1,000
                           at Effective Annuity Date

                    Option 3 Payable for Life Without Refund
                    ----------------------------------------


Retirement                  Initial Monthly Income
  Age                      Male                Female
-----------                ----                ------
    55                     5.42                 4.77
    56                     5.55                 4.87
    57                     5.69                 4.98
    58                     5.83                 5.09
    59                     5.99                 5.21

    60                     6.15                 5.33
    61                     6.33                 5.47
    62                     6.52                 5.62
    63                     6.73                 5.77
    64                     6.95                 5.94

    65                     7.19                 6.12
    66                     7.44                 6.31
    67                     7.72                 6.52
    68                     8.01                 6.75
    69                     8.32                 6.99

    70                     8.66                 7.26
    71                     9.02                 7.55
    72                     9.42                 7.86
    73                     9.85                 8.21
    74                    10.31                 8.57

    75                    10.81                 8.97



Age is age attained on birthday nearest to Effective Annuity Date. These rates are guaranteed for all annuity purchases under the Contract for Participants born prior to January 1, 1907, and for other Participants subject to the provisions of Section 3.12.

The above rates are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the rates shall be adjusted by the amount of tax.

                                    PART IV

                                   TABLE 4.4

          Initial Monthly Incomes Provided by Application of $1,000 at
                             Effective Annuity Date

              Option 4 - Payable for the Life of the Participant,
               and After his death to the Contingent Annuitant for Life
              ---------------------------------------------------------


Age                                    Age of Female Contingent Annuitant
of
Male   55     56     57     58     59     60     61     62     63      64     65     66      67    68     69     70
---------------------------------------------------------------------------------------------------------------------
55   $4.37  $4.42  $4.47  $4.51  $4.56  $4.61
56    4.40   4.45   4.50   4.55   4.60   4.65  $4.70
57    4.43   4.48   4.53   4.58   4.64   4.69   4.74   $4.79
58    4.45   4.50   4.56   4.62   4.67   4.73   4.79    4.84  $4.90
59    4.47   4.53   4.59   4.65   4.71   4.77   4.83    4.89   4.95  $5.01

60    4.50   4.56   4.62   4.68   4.74   4.81   4.87    4.93   5.00   5.06   $5.13
61           4.58   4.64   4.71   4.78   4.84   4.91    4.98   5.05   5.12    5.18  $5.25
62                  4.67   4.74   4.81   4.88   4.95    5.02   5.10   5.17    5.24   5.32  $5.39
63                         4.77   4.84   4.91   4.99    5.07   5.14   5.22    5.30   5.38   5.46  $5.53
64                                4.87   4.95   5.03    5.11   5.19   5.27    5.36   5.44   5.52   5.61  $5.69

65                                       4.98   5.06    5.15   5.23   5.32    5.41   5.50   5.59   5.68   5.77  $5.86
66                                              5.09    5.18   5.27   5.37    5.46   5.56   5.65   5.75   5.85   5.94
67                                                      5.22   5.32   5.41    5.51   5.61   5.72   5.82   5.92   6.03
68                                                             5.35   5.46    5.56   5.67   5.78   5.89   6.00   6.11
69                                                                    5.50    5.61   5.72   5.83   5.95   6.07   6.18

70                                                                            5.65   5.77   5.89   6.01   6.14   6.27

Ages are ages nearest birthday to the Effective Annuity Date. These rates are guaranteed for all annuity purchases under the Contract for Participants and Contingent Annuitants born prior to January 1, 1907, and for others subject to the provisions of Section 3.12.

The above rates are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the rates shall be adjusted by the amount of tax.





                                      -17

                                     PART IV

                                    TABLE 4.5

          Initial Monthly Incomes Provided by Application of $1,000 at
                             Effective Annuity Date

               Option 6-Payable over a Predesignated Fixed Period
               --------------------------------------------------


Years               Quarterly               Monthly
Payable             Income                  Income
-------             ---------               ------
  1                 $253.23                 $84.65
  2                  128.79                  43.05
  3                   87.33                  29.19
  4                   60.61                  22.27
  5                   54.19                  18.12

  6                   45.92                  15.35
  7                   40.01                  13.38
  8                   35.59                  11.90
  9                   32.16                  10.75
 10                   29.42                   9.83

 11                   27.18                   9.09
 12                   25.32                   8.46
 13                   23.75                   7.94
 14                   22.40                   7.49
 15                   21.24                   7.10

 16                   20.23                   6.76
 17                   19.34                   6.47
 18                   18.55                   6.20
 19                   17.85                   5.97
 20                   17.22                   5.75

The above rates are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the rates shall be adjusted by the amount of tax.

                                     PART IV

                                    TABLE 4.6

        Life Expectancies Based on Mortality Tables Used in Annuity Rates
                   Applicable to Annuitants Born Prior to 1907


                                      Joint and Survivor with Female Contingent Annuitant
 Male                                                      Age of Wife
Age at        Single Life
 Ret.       Male      Female   60       61         62          63         64       65       66       67       68     69
------      ----      ------   -----------------------------------------------------------------------------------------
  55        22.7       27.4
  56        21.9       26.5
  57        21.1       25.6
  58        20.4       24.7
  59        19.6       23.8

  60        18.8       22.9    25.3    24.7       24.2        23.7       23.2     22.7     22.3     21.9     21.5   21.4
  61        18.1       22.1    25.0    24.4       23.8        23.3       22.8     22.3     21.8     21.4     21.0   20.8
  62        17.3       21.2    24.7    24.1       23.5        22.9       22.4     21.9     21.4     20.9     20.5   20.3
  63        16.6       20.4    24.4    23.8       23.2        22.6       22.0     21.5     21.0     20.5     20.1   19.8
  64        15.8       19.5    24.2    23.5       22.9        22.3       21.7     21.1     20.6     20.1     19.7   19.6

  65        15.1       18.7    23.9    23.3       22.6        22.0       21.4     20.8     20.3     19.8     19.3   18.8
  66        14.4       17.9    23.7    23.0       22.4        21.7       21.1     20.5     20.0     19.4     18.9   18.4
  67        13.8       17.1    23.5    22.8       22.1        21.5       20.8     20.2     19.6     19.1     18.6   18.1
  68        13.1       16.3    23.4    22.6       21.9        21.3       20.6     20.0     19.4     18.8     18.2   17.7
  69        12.5       15.5    23.2    22.5       21.7        21.0       20.4     19.7     19.1     18.5     17.9   17.4

  70        11.8       14.8    23.0    22.3       21.6        20.9       20.2     19.5     18.9     18.3     17.7   17.1
  71        11.2       14.0
  72        10.6       13.3
  73        10.1       12.6
  74         9.5       11.9


Life expectancies for annuity rates applicable to annuitants born in 1907 and later can be found through the rate-downs in age specified in Section 3.12 of the Contract.



                                      -19-